UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
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CROSSTEX ENERGY, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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CROSSTEX ENERGY, INC.
2501 Cedar Springs Rd.
Dallas, Texas 75201
Supplement to Definitive Proxy Statement dated March 26, 2009
April 28, 2009
To the Stockholders of Crosstex Energy, Inc.:
     As you may know, the annual meeting of stockholders of Crosstex Energy, Inc. (the “Company”) will be held at our headquarters at 2501 Cedar Springs Rd., Dallas, Texas 75201, on Thursday, May 7, 2009, at 8:30 a.m. local time. The notice of this meeting, a proxy statement and a form of proxy were sent to you on or about March 26, 2009. In connection with the upcoming meeting, the Company would like to update the following material that is included in the proxy statement:
     Equity Compensation Plans
     The following table provides information regarding our equity compensation plan as of March 31, 2009.

Number of Securities
Remaining Available for
	Number of Securities to be		Future Issuance Under
	Issued Upon Exercise of	Weighted-Average Price of	Equity Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights	Reflected in Column(a))
	(a)	(b)	(c)

Equity Compensation Plans Approved By Security Holders(1)	601,767 (2)	$9.54 (3)	683,916
Equity Compensation Plans Not Approved By Security Holders	N/A	N/A	N/A

(1)	Our long-term incentive plan for our officers, employees and directors was approved by our security holders in October 2006.

(2)	The number of securities includes (i) 351,634 restricted shares that have been granted under our long-term incentive plan that have not vested, and (ii) 182,633 performance shares which could result in grants of restricted shares in the future.

(3)	The exercise prices for outstanding options under the plan as of March 31, 2009 range from $6.50 to $13.33 per share.
     Stockholder Approval Required For Repricing Options
     After discussions with various stockholders and advisory services, the Company desires to clarify that the proposed 2009 Long-Term Incentive Plan (the “Plan”) will not permit the repricing of options to purchase shares of our common stock without stockholder approval. Proposal Two set forth in our proxy statement seeks stockholder approval of the Plan. It was never the Company’s intention that the terms of the Plan would permit the repricing of options without stockholder approval.
     To clarify this matter, Section 3.2 of the Plan is amended by adding the following language to the end of such section:
     “Notwithstanding anything herein to the contrary, except in connection with a corporate transaction involving the Company as provided in Section 4.2 (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding awards may not be amended to reduce the exercise price of outstanding Options or cancel, exchange, substitute, buyout or surrender outstanding Options in exchange for cash, other awards or Options with an exercise price that is less than the exercise price of the original Options without stockholder approval.”
     Our board of directors continues to recommend that you vote FOR approval of our 2009 Long-Term Incentive Plan as described in this supplement and in the proxy statement.
     Your vote is important. If you have not already voted your shares, I encourage you to do so at this time.
     If you have already voted your shares and do not wish to change your vote, no further action is necessary and your vote will be counted for or against Proposal Two pursuant to the proxy authority that you previously granted.
     However, if you wish to change your vote in light of the discussion of Proposal Two above, you may revoke your proxy by (i) giving written notice of the revocation to our corporate secretary; appearing and voting in person at the annual meeting; (ii) voting again by Internet before 11:59 p.m., Eastern Time, on May 6, 2009; or (iii) properly submitting a later-dated proxy by delivering a later-dated proxy card to our corporate secretary. If you hold your shares through someone else, such as a bank, broker or other nominee, and you desire to revoke your proxy, you should follow the instructions provided by your nominee.
     Thank you for your continued support of the Company.

By Order of the Board of Directors Barry E. Davis President and Chief Executive Officer

The information provided above may be deemed “additional soliciting materials” within the meaning of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission issued thereunder.